UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR
DEPOSITORY.    UNLESS  THIS  CERTIFICATE  IS  PRESENTED  BY  AN  AUTHORIZED
REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW
YORK) ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

     THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE
ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE
SECURITIES ACT OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

     PURSUANT TO PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986 RELATING TO ORIGINAL ISSUE DISCOUNT AND TREASURY REGULATIONS PUBLISHED THEREUNDER, THE
FOLLOWING INFORMATION IS PROVIDED:   (1) THIS SECURITY IS BEING ISSUED WITH
ORIGINAL ISSUE DISCOUNT IN THE AMOUNT OF $1,018.76 PER $1,000 OF PRINCIPAL AMOUNT DUE AT MATURITY; (2) THE ISSUE PRICE OF THIS SECURITY IS $1,000 PER $1,000 OF PRINCIPAL AMOUNT DUE AT MATURITY; (3) THE ISSUE DATE OF THIS SECURITY IS AUGUST 22, 1996; (4) THE "COMPARABLE YIELD" MATURITY OF THIS SECURITY (WITHIN THE MEANING OF TREASURY REGULATION 1.1275-4) IS 14.51%; AND
(5) THE "PROJECTED PAYMENT SCHEDULE" (WITHIN THE MEANING OF TREASURY REGULATION 1.1275-4) IS AS FOLLOWS:

          DATE     AMOUNT PER $1,000     DATE     AMOUNT PER $1,000
         2/15/97     $66.38            8/15/00     $73.26
         8/15/97     $73.26            2/15/01     $73.26
         2/15/98     $73.26            8/15/01     $73.26
         8/15/98     $73.26            2/15/02     $73.26
         2/15/99     $73.26            8/15/02     $73.26
         8/15/99     $73.26            2/15/03     $73.26
         2/15/00     $73.26            8/15/03     $73.26


HOLDERS SHOULD REFER TO THE DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS SET FORTH IN THE OFFERING MEMORANDUM CONTACT THE COMPANY AT 711 CASINO MAGIC DR., ST. LOUIS, MISSISSIPPI 39520 (TELEPHONE NUMBER: (601) 466-8000), ATTENTION: CORPORATE SECRETARY FOR MORE DETAILED INFORMATION
CONCERNING  THE  COMPUTATION  OF  ORIGINAL  ISSUE  DISCOUNT  SET FORTH HEREIN.

                  13% Series A First Mortgage Note due 2003

                           With Contingent Interest

No.          $__________


                       CASINO MAGIC OF LOUISIANA, CORP.

promises to pay to

or registered assigns,

the principal sum of___________________

Dollars on August 15, 2003.
Interest Payment Dates:  February 15, and August 15
Record Dates:  February 1, and August 1


                                          Dated:  August 22, 1996

                                          CASINO MAGIC OF LOUISIANA CORP.

                                          By:______________________________
                                             Name:
                                             Title:



This is one of the Global                    By:______________________________
Notes referred to in the                        Name:
within-mentioned Indenture:                     Title:

FIRST UNION BANK OF CONNECTICUT,
as Trustee

By:__________________________________

                  13% Series A First Mortgage Notes due 2003



            Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

     1. Interest. Casino Magic of Louisiana, Corp., a Louisiana corporation (the "Company"), promises to pay interest on the principal amount of this Note at 13% per annum from August 22, 1996 until maturity ("Fixed Interest") and shall pay the Liquidated Damages, if any, payable pursuant to
Section 5 of the Registration Rights Agreement referred to below. The Company will pay interest and Liquidated Damages, if any, semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Fixed Interest on the Notes will accrue from the most recent date to which Fixed Interest has been paid or, if no Fixed Interest has been paid, from the date of issuance. Fixed Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In addition, the Notes will bear Contingent Interest, calculated as described below, from the Commencement Date to the date of payment of the Notes. Installments of accrued or deferred Contingent Interest will become due and payable semi-annually on each February 15 and August 15 after the Commencement Date to the Holders of record at the close of business on the preceding February 1 or August 1; provided that all or a portion of such installment of Contingent Interest is not permitted to be deferred on such date; and provided, further, that no Contingent Interest is payable with respect to any period prior to the Commencement Date.Additionally, all installments of accrued or deferred Contingent Interest will become due and payable (and may not be further deferred) with respect to any principal amount of the Notes that matures (whether at stated maturity, upon acceleration, upon redemption, upon maturity of repurchase obligation or otherwise) upon such maturity of such principal amount of the Notes.

     The Company, at its option, may defer payment of all or a portion of any installment of Contingent Interest then otherwise due if, and only to the extent that, (a) the payment of such portion of Contingent Interest will cause the Company's Adjusted Fixed Charge Coverage Ratio for the Company's most recently completed Reference Period prior to such interest payment date to be less than 1.5 to 1.0 on a pro forma basis after giving effect to the assumed payment of such Contingent Interest (but may not defer such portion, which, if paid, would not cause such Adjusted Fixed Charge Coverage Ratio to be less than 1.5 to 1.0) and (b) the principal amount of the Notes corresponding to such Contingent Interest has not then matured and become due and payable (at stated maturity, upon acceleration, upon redemption, upon maturity of repurchase obligation or otherwise). Contingent Interest that is deferred shall become due and payable, in whole or in part, on the earlier of (i) the next succeeding interest payment date on which all or a portion of such Contingent Interest is not permitted to be deferred, and (ii) upon the maturity of the corresponding principal amount of the Notes (whether at stated maturity, upon acceleration, upon redemption, upon maturity of repurchase obligation or otherwise). No interest will accrue on any Contingent Interest deferred and which does not become due and payable. To the extent permitted by law, interest will accrue on overdue Fixed Interest or Contingent Interest at the same rate as the Fixed Interest plus one percent (1%) per annum.

     Each installment of Contingent Interest is calculated to accrue (an "Accrual Period") from, but not including, the most recent date to which Contingent Interest has been provided for or which Contingent Interest had been calculated and deferred (or from and including the Commencement Date if no installment of Contingent Interest has been paid, provided for or deferred) to, and including, either (a) in the case of Contingent Interest payable on the first Interest Payment Date subsequent to the Commencement Date (i) December 31, 1996 if the Commencement Date ends during the Semiannual Period ending on December 31, 1996, and (ii) June 30, 1997 if the Commencement Date occurs during the Semiannual Period ending on June 30, 1997 and (b) in all other cases, (i) the last day of the next Semiannual Period if the corresponding principal amount of the Notes has not become due and payable or
(ii) the date of payment if the corresponding principal amount of the Notes has become due and payable (whether at stated maturity, upon acceleration, upon redemption, upon maturity of repurchase obligation or otherwise). With respect to each Accrual Period, interest will accrue daily on the principal amount of each Note outstanding during such period as follows: (i) for any portion of an Accrual Period which consists of all or part of a Semiannual Period that ends during such Accrual Period, 1/180 of the Base Contingent Interest with respect to such principal amount for such Semiannual Period until fully accrued and (ii) for any other portion of an Accrual Period, 1/180 of the Base Contingent Interest with respect to such principal amount for the most recently completed Semiannual Period that began after the Commencement Date.

     Any reference in this Offering Memorandum to "accrued and unpaid interest" on the Notes includes the amount of Fixed Interest, unpaid Contingent Interest and Liquidated Damages, if any, due and payable thereon.

     "Adjusted Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Adjusted Consolidated Cash Flow of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period (calculated in the same manner as the Fixed Charge Coverage Ratio is calculated); provided that the amount of Contingent Interest on a pro forma basis shall equal the Contingent Interest accrued and reflected in the financial statements for the last two Semiannual Periods with respect to which Contingent Interest was accruable or payable or, if two such Semiannual Periods have not occurred, then the amount accrued and reflected in the financial statements with respect to the most recently completed Reference Period beginning after the Commencement Date.

     "Contingent Interest" means with respect to any principal amount of Notes as of any date after the Commencement Date, an amount equal to the product of
(i) 5.0% of the Company's Adjusted Consolidated Cash Flow for the Accrual Period last completed times (ii) a fraction, the numerator of which is the amount of such principal and the denominator of which is $115.0 million.

     "Commencement Date" means the first day on which Casino Magic-Bossier City becomes Operating.


     "Semiannual Period" means each period that begins on July 1 and ends on the next succeeding December 31 or each period that begins on January 1 and ends on the next succeeding June 30.

     2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) and Liquidated Damages, if any, to the Persons who are registered Holders of Notes at the close of business on theFebruary 1 or August 1, next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, interest and Liquidated Damages, if any, at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of the Notes; provided that all payments with respect to (i) Global Notes and (ii) $5.0 million or more in principal amount of Certificated Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee or its affiliate maintained for such purpose. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     3. Paying Agent and Registrar. Initially, First Union Bank of Connecticut, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

     4. Indenture and Collateral Documents. The Company issued the Notes under an Indenture dated as of August 22, 1996 ("Indenture") among the Company, Jefferson Casino Corporation (a "Guarantor") and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended
(15 U.S. Code    77aaa-77bbbb).  The Notes are subject to all such terms, and
Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are secured obligations of the Company limited to $115 million in aggregate principal amount. The Notes are secured pursuant to the Collateral Documents referred to in the Indenture by a first lien on the Note Collateral owned by the Company or any Guarantor, respectively, whether now owned or hereafter acquired, subject to Permitted Liens. The Note Collateral securing the Notes includes, without limitation, and subject to Permitted Liens (i) a pledge of the Pledged Securities and any funds deposited and held in the Interest Reserve Account until such time as such funds are disbursed in accordance with the terms of the Cash Collateral and Disbursement Agreement,
(ii) a pledge of the funds held in the Construction Disbursement Account, including without limitation, approximately $31.7 million of the net proceeds from the offering of the Notes, a pledge of the funds held in the Operating Reserve Account, including without limitation, approximately $3.2 million of the net proceeds from the offering of the Notes and a pledge of the funds held in the Completion Reserve Account, including without limitation approximately $5.0 million of the net proceeds from the offering of the Notes, which proceeds will be held in such accounts until disbursed in accordance with the terms of the Cash Collateral and Disbursement Agreement, (iii) the fee simple interest in all of the real property comprising Casino Magic-Bossier City, additions and improvements and component parts related thereto, issues and profits therefrom, furniture, fixtures, machinery and equipment forming a part thereof or used in connection therewith, (iv) the Bossier Riverboat, the Crescent City Riverboat and all other vessels and related improvements and personal property related thereto held by the Company, (v) all of the Company's accounts receivable, general intangibles, inventory and other personal property and (vi) certain construction contracts, operating agreements, the Management Agreement, other agreements, licenses and permits entered into by, or granted to the Company or any Guarantor in connection with the development, construction, ownership and operation of Casino Magic-Bossier City.

     5.     Optional Redemption.

          (a) Except as set forth in subparagraph (b) of this Paragraph 5, the Company shall not have the option to redeem the Notes prior to August 15, 2000. Thereafter, the Company shall have the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:


               YEAR                                        PERCENTAGE

               2000                                         106.500%
               2001                                         104.332%
               2002                                         102.166%


          (b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, if any Gaming Authority requires that a Holder or beneficial owner of the Notes must be licensed, qualified or found suitable under any applicable Gaming Laws in order to maintain any or obtain any applied-for Gaming License or franchise of the Company or any of its Subsidiaries under any applicable gaming laws, and such Holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Authority (or such lesser period that may be required by such Gaming Authority or law) or if such Holder or beneficial owner is not so licensed, qualified or found suitable by such Gaming Authority (a "Disqualified Holder"), the Company shall have the right, at its option, (i) to require such Holder or beneficial owner to dispose of such Holder's or beneficial owner's Notes within 30 days of notice of such finding by the applicable Gaming Authority that such Holder or beneficial owner will not be licensed, qualified or found suitable as directed by such Gaming Authority (or such earlier date as may be required by the applicable Gaming Authority or law) or (ii) to call for redemption of the Notes of such Holder or beneficial owner at a redemption price equal to the lesser of 100% of the principal amount thereof or the price at which such Holder or beneficial owner acquired such Notes together with, in either case, accrued and unpaid interest and Liquidated Damages, if any, thereon to the earlier of the date of redemption or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption if so ordered by such Gaming Authority. In connection with any such redemption, and except as otherwise may be required by a Gaming Authority, the Company shall comply with the procedures contained in Section
3.01 through 3.06 hereof for redemption of the Notes. Immediately upon a determination of unsuitability, the Disqualified Holder shall have no further rights whatsoever with respect to the Notes (i) to exercise, directly or indirectly, through any trustee, nominee or any other Person or entity, any right conferred by the Notes or (ii) to receive any interest or any other distribution or payment with respect to the Notes, or any remuneration in any form from the Company for services rendered or otherwise, except the redemption price of the Notes. The Company shall not be required to pay or reimburse any Holder or beneficial owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs of such application including investigatory costs. Such expenses will, therefore, be the obligation of such Holder or beneficial owner.



          6.     Mandatory Redemption.   In the event that the voters in the
Louisiana Referendum disapprove the continuation of riverboat gaming in either Bossier Parish or Caddo Parish, Louisiana, within 90 days after the end of each Operating Year, the Company shall redeem (the "Excess Cash Flow Redemption") the maximum principal amount of Notes that is an integral multiple of $1,000, that may be redeemed with 100% of the Company's Excess Cash Flow (the "Excess Cash Flow Redemption Amount") with respect to such Operating Year, at a redemption price in cash equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption; provided, however, that the Excess Cash Flow Redemption Amount shall be reduced by the minimum amount necessary to allow the balance of Cash Equivalents held by the Company to exceed $5.0 million; provided, further, however, that if (i) the voters in the Louisiana Referendum disapprove the continuation of riverboat gaming in one but not the other of Bossier Parish or Caddo Parish, Louisiana and (ii) the Company, prior to the end of its first Operating Year, has obtained a final, non-appealable determination or decision by (i) all Gaming Authorities and other regulations having jurisdiction over the operations, of the Company, or (ii) a court of competent jurisdiction considering such matter or matters, that the outcome of the Louisiana Referendum does not limit the Company's ability to conduct riverboat gaming operations at Casino Magic-Bossier City, the Company's obligations to make Excess Cash Flow Redemptions shall terminate.

     7.     Repurchase at Option of Holder.

          (a) If there is a Change of Control, the Company shall make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

     (b) If the Company or a Subsidiary consummates any Asset Sales or has an Event of Loss, within five days of each date on which the aggregate amount of Excess Proceeds or Excess Loss Proceeds exceeds $10.0 million, the Company shall commence an offer to all Holders of Notes (an "Excess Proceeds Offer") pursuant to Section 3.10 of the Indenture to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 101% (or 100% in the case of an Event of Loss or an Asset Sale of the Crescent City Riverboat) of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company (or such Subsidiary) may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Excess Proceeds Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase"on the reverse of the Notes.

     8. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

     9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

     10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

     11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, or to enter into additional or supplemental Collateral Documents.

     12. Defaults and Remedies. Events of Default include: (i)default for 30 days in the payment when due of interest or Liquidated Damages, if any, on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise,
(iii) failure by the Company to comply with Section 3.10, 4.07, 4.09, 4.10, 4.11, 4.16, 4.23 or 5.01 of the Indenture or Section 3.01, 3.05, 3.08, 3.11,
3.12 or 3.13 of the Bossier Riverboat Mortgage or the Crescent River Mortgage;
(iv) failure by the Company for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with certain other agreements in the Indenture, the Notes or the Collateral Documents; (v) default under certain other agreements relating to Indebtedness of the Company which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) certain final judgments for the payment of money that remain undischarged for a period of 60 days; (vii) with respect to the Collateral Documents certain (a) breaches of representations, warranties or covenants, (b) repudiations, or (c) unenforceability; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; (ix) the Company or any of its Subsidiaries ceases or suspends gaming operations for a period of more than 90 consecutive days at any Gaming Facility as the result of any Gaming License being revoked, terminated, suspended or otherwise ceasing to be effective; (x) Casino Magic-Bossier City is not Operating by the Operating Deadline and does not remain Operating thereafter, except as the hours of operation of Casino Magic-Bossier City may be limited by any Gaming Authority or Gaming Law; and (xi) the breach of certain covenants in any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     13. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

     14. No Recourse Against Others. A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

     15. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

     16. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

     17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

     18. Additional Rights of Holders of Transfer Restricted Securities. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Transferred Restricted Securities shall have all the rights set forth in the A/B Exchange Registration Rights Agreement dated as of August 22, 1996, between the Company and the parties named on the signature pages thereof (the "Registration Rights Agreement").

     19. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

               Casino Magic of Louisiana Corp.
               711 Casino Magic Drive
               Bay St. Louis, Mississippi 39520
               Attention:  Corporate Secretary

                               Assignment Form


        To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to


                          (Insert assignee's soc. sec. or tax I.D. no.)







                    (Print or type assignee's name, address and zip code)

                            and irrevocably appoint
  to transfer this Note on the books of the Company.  The agent may substitute another to act for him.



                                     Date:

                                            Your Signature:
                           (Sign exactly as your name appears on the face of
                                  this Note)

                             Signature Guarantee.

                             Option of Holder to Elect Purchase

      If you want to elect to have this Note purchased by the Company pursuant to Section 4.10, 4.11 or 4.16 of the Indenture, check the box below:


         ___SECTION 4.10          ___SECTION 4.11          ___SECTION 4.16

        IF YOU WANT TO ELECT TO HAVE ONLY PART OF THE NOTE PURCHASED BY THE COMPANY PURSUANT TO SECTION 4.10, 4.11 OR SECTION 4.16 OF THE INDENTURE, STATE
            THE AMOUNT YOU ELECT TO HAVE PURCHASED:  $___________


                                    DATE:
                                         Your Signature:
                         (Sign exactly as your name appears on the Note)

                                     Tax Identification No.:


                              Signature Guarantee.

                        SCHEDULE OF EXCHANGES OF DEFINITIVE NOTE

        The following exchanges of a part of this Global Note for Definitive
                            Notes have been made:

                              Date of Exchange:

         Amount of decrease in Principal Amount of this Global Note:

         Amount of increase in Principal Amount of this Global Note:

 Principal Amount of this Global Note following such decrease (or increase):

        Signature of authorized officer of Trustee or Note Custodian: